                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mesa Air Group,  Inc. :

We consent to incorporation by reference in the Registration Statements (Nos. 333-09395 and 333-02791) on Form S-8 of Mesa Air Group, Inc. of our report dated January 20, 2000, relating to the consolidated balance sheet of Mesa Air Group, Inc. and subsidiaries as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the two-year period ended September 30, 1999, which report appears in the September 30, 2000 annual report on Form 10-K of Mesa Air Group, Inc.


KPMG LLP



Phoenix, Arizona
December 28, 2000